AMENDMENT NO. 1

to the

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

With

JANET KING

This AMENDMENT NO. 1 (the “Amendment”) to the Amended and Restated Employment Agreement by and among United Business Bank (the “Bank”), BayCom Corp, a California corporation (the “Company”), and Janet King (the “Executive”) dated as of March 5, 2021 (the “2021 Employment Agreement”), is made and entered into as of the 17th day of January 2024 (the “Effective Date”).  The Company and the Bank are sometimes collectively referred to herein as the “Employers.”

WHEREAS, the parties desire to revise the 2021 Employment Agreement to (1) revise Section 1.1 to extend the term of the 2021 Employment Agreement to March 5, 2027, (2) revise Section 3.1 to reflect the Executive’s current annual base salary, (3) revise Section 3.3 regarding annual restricted stock grants, (4) revise Sections 6.2 and 6.3 with respect to providing continued health insurance benefits following a termination of employment, (5) revise the notice period in Section 6.3, (6) revise the first sentence of Section 6.5 to add a reference to the Company in the definition of Payments, and (7) add language to Section 7.1 to reflect a recent opinion of the National Labor Relations Board.

NOW THEREFORE, in consideration of the foregoing and the mutual agreements herein contained, the Employers and the Executive hereby agree to amend the 2021 Employment Agreement as follows:

1.The first sentence of Section 1.1 of the 2021 Employment Agreement is hereby amended and restated to read in its entirety as follows:

“The Bank hereby employs Executive and Executive hereby accepts employment with the Bank for the period ending March 5, 2027 (the “Term”), subject, however, to renewal or prior termination of this Agreement as hereinafter provided.”

2.The first sentence of Section 3.1 of the 2021 Employment Agreement is hereby amended and restated to read in its entirety as follows:

“The Bank shall pay to Executive an annual base salary at the rate of at least four hundred seventeen thousand seven hundred sixty-eight dollars ($417,768) per year, subject to adjustments as may be determined from time to time by the Board of Directors in its discretion.”

3.The first sentence of Section 3.3 of the 2021 Employment Agreement is hereby amended and restated to read in its entirety as follows:

“In the first quarter of each calendar year during the Term, the Company Compensation Committee shall grant the Executive a restricted stock grant for a number of shares of Company common stock equal to 25% of the Executive’s base salary as of the end of the preceding calendar year, divided by the fair market value of the Company’s common stock as of the date of grant, with the number of shares rounded to the nearest whole share (the “Annual Restricted Stock Grant”), provided that sufficient shares are available under the 2017 Omnibus Plan or any subsequent plan.”

4.Section 6.2(iii)(2) of the 2021 Employment Agreement is hereby amended and restated to read in its entirety as follows:

“(2) All benefits otherwise enjoyed by the Executive shall automatically cease as of the date of the Executive’s termination of employment, except as follows: (A) the Executive shall be entitled to payment of unreimbursed business expenses incurred prior to termination, accrued but unpaid vacation, incentive bonus earned prior to termination, and such retirement and other non-health benefits that may be available following termination but only to the extent provided by the Bank’s benefit plans and policies (including the SERP) or this Agreement, or as required by law; and (B) any health insurance benefits provided by the Bank to the Executive at the time of the Executive’s termination of employment under this section shall be continued for twenty-four (24) months on the same terms as if the Executive had remained employed by the Bank during such period, subject to Sections 6.2(v) and (vi) below, and thereafter, the Executive shall have the right to continued health insurance benefits, at the Executive’s expense, to the extent permitted by applicable law.”

5.Section 6.2 of the 2021 Employment Agreement is hereby amended to add new subsections (v) and (vi) at the end of such section to read in their entirety as follows:

“(v)In the event that the continued payment by the Bank of the health insurance premiums provided in Sections 6.2 or 6.3 is barred or would trigger the payment of an excise tax under Section 4980D of the Code (or any similar provision of federal or state law), then the Bank shall at its election either (i) arrange to provide the Executive with alternative benefits substantially similar to those which the Executive was entitled to receive under such arrangements or plans immediately prior to the date of termination, provided that the alternative benefits do not trigger the payment of an excise tax under Section 4980D of the Code (or any similar provision of federal or state law), or (ii) pay to the Executive within 10 business days following the date of termination a lump sum cash amount equal to the projected cost to the Bank of paying such premiums for the benefit of the Executive for the 24-month periods specified in Sections 6.2 or 6.3 of this Agreement, with the projected cost to be based on the costs being incurred immediately prior to the date of termination, as increased by 10% each year.

(vi)Any health insurance premiums payable by the Bank pursuant to Sections 6.2 or 6.3 shall be payable at such times and in such amounts as if the Executive was still an employee of the Bank, subject to any increases in such amounts imposed by the insurance company or COBRA, and the amount of health insurance premiums required to be paid by the Bank in any taxable year shall not affect the amount of health insurance premiums required to be paid by the Bank in any other taxable year.”

6.The first sentence of Section 6.3 of the 2021 Employment Agreement is hereby amended and restated to read in its entirety as follows:

“Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated at any time by either party without cause or without Good Reason, effective ninety (90) days after written notice of termination is given to the other party.”

7.The fifth and sixth sentences of Section 6.3 of the 2021 Employment Agreement are hereby deleted and replaced by the following language:

“All benefits otherwise enjoyed by the Executive shall automatically cease as of the date of the Executive’s termination of employment, except as follows: (A) the Executive shall be entitled to payment of unreimbursed business expenses incurred prior to termination, accrued but unpaid vacation, incentive bonus earned prior to termination, and such retirement and other non-health benefits that may be available following termination but only to the extent provided by the Bank’s benefit plans and policies (including the SERP) or this Agreement, or as required by law; and (B) any health insurance benefits provided by the Bank to the Executive at the time of the Executive’s termination of employment under this section shall be continued for twenty-four (24) months on the same terms as if the Executive had remained employed by the Bank during such period, subject to Sections 6.2(v) and (vi) of this Agreement, and thereafter, the Executive shall have the right to continued health insurance benefits, at the Executive’s expense, to the extent permitted by applicable law.”

8.The first sentence of Section 6.5 of the 2021 Employment Agreement is hereby amended and restated to read in its entirety as follows:

“Notwithstanding anything in this Agreement to the contrary, in the event it is determined that any payment or distribution by the Bank or the Company (or their successors) to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (such benefits, payments or distributions are hereinafter referred to as “Payments”) would, if paid, be subject to the excise tax imposed by Code Section 4999 of the Code (the “Excise Tax”), then, prior to the making of any Payments to the Executive, a calculation shall be made comparing (i) the net after-tax benefit to the Executive of the Payments after payment by the Executive of the Excise Tax, to (ii) the net after-tax benefit to the Executive if the Payments had been limited to the extent necessary to avoid being subject to the Excise Tax.”

9.Section 7.1 of the 2021 Employment Agreement is hereby amended to add the following language to the end of such section:

“Furthermore, nothing in this Agreement is intended, nor shall be construed, to (x) interfere with, restrain or prevent communications by Executive regarding her own wages, hours or other terms and conditions of employment, (y) prohibit Executive from exercising any of her rights under Section 7 of the National Labor Relations Act (“NLRA”), including her right to bargain collectively or to exercise her rights under the NLRA to discuss, communicate, engage in concerted activity, or assist other employees regarding wages, benefits, hours, workplace issues, labor disputes, unfair labor practices, working conditions, or other terms and conditions of employment, or (z) prevent Executive from otherwise engaging in any legally protected activity.”

10.All other sections and provisions in the 2021 Employment Agreement shall continue in full force and effect and are not affected by this Amendment. This Amendment may be executed in counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to the 2021 Employment Agreement as of the Effective Date.

United Business Bank

By: /s/Keary Colwell Date: January 19, 2024

Attest: /s/Martin Sanchez Date: January 19, 2024

BayCom Corp

By: /s/Keary Colwell Date: January 19, 2024

Attest:  /s/Martin Sanchez Date: January 19, 2024

Executive:

/s/Janet King Date: January 19, 2024

Janet King